UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 26, 2012

The St. Joe Company
(Exact Name of Registrant as Specified in Its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 South WaterSound Parkway WaterSound, Florida	32413
(Address of Principal Executive Offices)	(Zip Code)
(850) 231-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.          Termination of a Material Definitive Agreement

The St. Joe Company ("St. Joe") previously entered into a Strategic Alliance Agreement for Air Service (the “Agreement”) with Southwest Airlines Co. (“Southwest”) in October of 2009.   On June 26, 2012, St. Joe and Southwest mutually and amicably agreed to terminate the Agreement effective July 1, 2012.

Under the Agreement, Southwest was to provide air service commencing in May 2010 to the Northwest Florida Beaches International Airport (the “Airport”) in Bay County to each of four separate flight destinations.  St. Joe agreed, to the extent that Southwest operated at a loss at the Airport, to make quarterly cash payments to Southwest to cover shortfalls in the results of Southwest’s operations at the Airport during the first three years of service.  It also provided that Southwest’s profits from the air service during the term of the Agreement would be shared with St. Joe up to the maximum amount of St. Joe’s prior break even payments.  The term of the Agreement was for a period of three years ending on May 23, 2013.

On July 2, 2012, St. Joe issued a press release regarding the termination of the Agreement. The press release is furnished as Exhibit 99.1 hereto.

Item 9.01.          Financial Statements and Exhibits

(d) Exhibits

99.1     Press Release issued by The St. Joe Company dated July 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

		By:	/s/ Thomas J. Hoyer
Thomas J. Hoyer
Chief Financial Officer

Date:	July 2, 2012